Filed Pursuant to Rule 424(b)(3)
                                           File No. 333-84642
____________________________________________________________________________


                          DELTA PETROLEUM CORPORATION

                   SUPPLEMENT NO. 1 DATED SEPTEMBER 26, 2002
                       TO PROSPECTUS DATED MAY 13, 2002

     John C. Thomas, one of the selling shareholders has made a gift of 6,000 of his shares to Fidelity Investments Charitable Gift Fund. In addition, the names of a number of other selling shareholders were incorrectly shown in the Prospectus dated May 13, 2002. As a result, the selling shareholder table is updated to read as follows:

SELLING SHAREHOLDERS
--------------------
                            No. of shares   No. of shares   No. of shares
                            owned prior     being sold      held after
Name                        to offering     in offering     offering (1)
----                        -------------   -------------   -------------

Ball Family Trust              34,040          34,040               -0-
Joe Dan Bright                  9,200           9,200               -0-
C.H. Broussard                  5,888           5,888               -0-
Cyrus Cathey                    4,784           4,784               -0-
Mark Cathey                     4,784           4,784               -0-
Ted Cathey                      4,784           4,784               -0-
David L. Crowell               47,288          47,288               -0-
William W. Crowell             47,288          47,288               -0-
Kathlyn Parker Davis            6,072           6,072               -0-
Nell Cornell Douglas           16,008          16,008               -0-
Emseg & Company                 4,600           4,600               -0-
Iris P. Foote Trust            14,720          14,720               -0-
Dauris Jackson Granberry       22,080          22,080               -0-
1991 Mary Guenzel Trust        96,600          96,600               -0-
George Kay Halsell              2,024           2,024               -0-
Cecile F. Hardin               47,288          47,288               -0-
James C. Jackson               36,800          36,800               -0-
Mary Arnette Jackson           32,200          32,200               -0-
Robert Edward Jackson           4,600           4,600               -0-
Ralph S. Jackson III            4,600           4,600               -0-
Byron L. Keil                  18,400          18,400               -0-
Kathleen Leadford               4,600           4,600               -0-
Kristin Parker                  6,072           6,072               -0-
Roger A. Parker(2)          1,362,101(3)       13,800        1,348,301
Potter Family Trust             4,600           4,600               -0-
Potter Marital Trust            8,280           8,280               -0-
Laurel Parker Ross              6,256           6,256               -0-
Sigler & Company              128,064         128,064               -0-
Joseph C. Toups                 5,888           5,888               -0-
Beverly Parker Weaver          13,800          13,800               -0-
Estate of J.M. Guzman           6,440           6,440               -0-
John H. Wilson II             759,584         759,584               -0-
Marjorie G. Yeates              6,808           6,808               -0-
Investor Relations
 Worldwide Corporation          4,000           4,000               -0-
Troy L. Bates                 301,429          71,429          230,000
John C. Thomas                 62,738          62,738               -0-
Fidelity Investments            6,000           6,000               -0-
 Charitable Gift Fund
BHCH Properties, Ltd.          34,369          34,369               -0-
BHCH Mineral, Ltd.             34,369          34,369               -0-
_____________________

(1) The percentage of the class held after the offering by each selling shareholder is zero, except for Roger Parker who will beneficially own approximately 9.62% of the shares outstanding and Troy L. Bates who will own approximately 1.77% of the shares outstanding.

(2) Roger Parker has been a director since May of 1987 and CEO of Delta since April 2001.

(3) Includes 337,101 shares owned by Mr. Parker directly. Also includes options to purchase 100,000 shares of common stock at $1.75 per share until July 14, 2010; options to purchase 300,000 shares of common stock at $3.75 per share until July 14, 2010; options to purchase 250,000 shares of common stock at $5.00 per share until October 9, 2010; options to purchase 200,000 shares of common stock at $3.29 per share until January 8, 2011; and options to purchase 175,000 shares of common stock at $2.38 per share until October 5, 2011.